Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of The Charles Schwab Corporation on Form S-8 of our reports dated February 23, 2004 (which reports express unqualified opinions and refer to an accounting change), appearing in and incorporated by reference in the Annual Report on Form 10-K of The Charles Schwab Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

San Francisco, California

May 19, 2004